EXHIBIT 99.1

Complete Genomics Reports Fourth Quarter and Fiscal Year 2011 Results

MOUNTAIN VIEW, Calif., March 8, 2012 (GLOBE NEWSWIRE) -- Complete Genomics, Inc. (Nasdaq:GNOM), the whole human genome sequencing company, today announced financial results for the fourth quarter and fiscal year ended December 31, 2011.

Fiscal Year 2011 Results

  We recognized revenue with respect to approximately 3,000 genomes, compared to approximately 800 genomes in 2010.
  Revenue was $19.3 million, compared to $9.4 million in 2010.
  Costs and operating expenses were $88.6 million, compared to $57.0 million in 2010.
  Net loss was $72.3 million, compared to $57.7 million in 2010. The net loss for 2010 had included a $7.2 million non-cash expense resulting from an accounting adjustment to the market value of certain convertible equity securities.

"In 2011, we clearly demonstrated the value of our service, signing orders for approximately 8,000 genomes representing aggregate revenue potential of $39 million, and delivering data to approximately 90 customers," said Dr. Clifford Reid, chairman, president and CEO of Complete Genomics. "We entered 2012 with a strong order book of about 5,800 genomes, representing aggregate revenue potential of approximately $28 million."

Fourth Quarter 2011 Results

  Revenue was $2.5 million, compared to $3.8 million in the fourth quarter of 2010.
  Costs and operating expenses were $24.0 million, compared to $14.7 million in the fourth quarter of 2010.
  Net loss was $22.3 million, compared to $10.3 million in the fourth quarter of 2010.

In the fourth quarter of 2011, we recorded $7.4 million in expenses related to costs of services, compared to $4.9 million for start-up production expenses in the fourth quarter of 2010. Research and development expenses were $8.3 million during the fourth quarter of 2011, compared to $5.6 million in the fourth quarter of 2010. Sales and marketing expenses were $4.3 million during the fourth quarter of 2011, compared to $2.0 million in the fourth quarter of 2010. General and administrative expenses were $4.0 million during the fourth quarter of 2011, compared to $2.2 million in the fourth quarter of 2010.

We ended 2011 with $83.1 million in cash, cash equivalents and short-term investments and $0.5 million in restricted cash.

Highlights since Our Last Earnings Release

  For the genomes sequenced during the fourth quarter, the median call rate was over 96% of the genome.
  In February 2012, we announced that we had been selected to provide outsourced whole human genome sequencing services by Mayo Clinic's Center for Individualized Medicine.
  At the Advances in Genome Biology and Technology conference in February 2012, we announced software partnership arrangements with DNAnexus, Golden Helix and Ingenuity. Offerings from these partners complement information supplied by Complete Genomics' sequencing service and can be used by researchers to accelerate the pace of biological discoveries.
  In February 2012, we announced the establishment of our Genomic Medicine Advisory Board (GMAB). The board, comprised of thought leaders in genomic medicine, will provide guidance on how we can best provide sequencing services to healthcare organizations and physicians.

First Quarter 2012 Outlook

We expect to sequence and provide customers data for between 1,100 to 1,300 genomes in the first quarter of 2012. We expect to have capacity to process approximately 1,000 genomes per month by the end of the first quarter and have already received samples for over 2,000 genomes that we expect to sequence for customers in the second quarter of 2012.

Conference Call

We will host a conference call on March 8, 2012 at 1:30 p.m. PT to discuss our financial results for the fourth quarter of 2011. The conference dial-in numbers are US: (877) 844 - 6890 or International: (760) 298 - 5092 (Conference ID: 57935965). A live audio webcast of the call will also be available in the Investor Relations section of our website at http://ir.completegenomics.com/events.cfm.

An audio webcast replay of the conference call will be available in the Investor Relations section of our website approximately two hours after the call and for 30 days thereafter.

About Complete Genomics

Complete Genomics is the whole human genome sequencing company that has developed and commercialized an innovative DNA sequencing platform. The Complete Genomics Analysis Platform (CGA™ Platform) combines our proprietary human genome sequencing technology with our advanced informatics and data management software. Additional information can be found at www.completegenomics.com.

Forward Looking Statements

Certain statements in this press release, including statements relating to potential revenue from orders, backlog, future numbers of genomes to be sequenced and shipped, expected increases to our sequencing capacity are forward-looking statements that are subject to risks and uncertainties. Readers are cautioned that these forward-looking statements are based on management's current expectations, and actual results may differ materially from those projected. The following factors, without limitation, could cause actual results to differ materially from the forward-looking statements: our limited operating history, delays in production due to technical issues, any failure to complete orders in our backlog and recognize the associated revenue, the timing of sample arrivals from customers, the timing and extent of reductions in the price of our genomic sequencing service, any potential inability to increase yield and any potential problems maintaining relationships with our customers. More information on factors that could affect our financial results can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed on March 30, 2011 and the subsequently filed Quarterly Reports on Form 10-Q, including those factors listed under the caption "Risk Factors". We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

Complete Genomics, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Years ended December 31,
	2011	2010	2009

Revenue	$ 19,344	$ 9,389	$ 623

Costs and expenses:
Cost of revenues	28,309	--	--
Start-up production costs	--	19,895	5,033
Research and development	32,691	21,691	22,424
General and administrative	14,039	9,345	4,953
Sales and marketing	13,600	6,111	1,798

Total costs and expenses	88,639	57,042	34,208

Loss from operations	(69,295)	(47,653)	(33,585)

Interest expense	(2,732)	(2,827)	(3,465)
Interest and other income (expense), net	(321)	(7,207)	1,101

Net loss	$ (72,348)	$ (57,687)	$ (35,949)

Deemed dividend related to beneficial conversion feature of Series E convertible preferred stock	--	$ (405)	--

Net loss attributed to common shareholders	$ (72,348)	$ (58,092)	$ (35,949)

Net loss per share attributed to common stockholders — basic and diluted	$ (2.40)	$ (13.60)	$ (386.56)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	30,179,126	4,271,176	92,998

Complete Genomics, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended December 31,
	2011	2010

Revenue	$ 2,469	$ 3,803

Costs and expenses:
Cost of revenues	7,423	--
Start-up production costs	--	4,903
Research and development	8,309	5,640
General and administrative	3,981	2,153
Sales and marketing	4,307	1,981

Total costs and expenses	24,020	14,677

Loss from operations	(21,551)	(10,874)

Interest expense	(783)	(775)
Interest and other income (expense), net	12	1,385

Net loss	$ (22,322)	$ (10,264)

Net loss per share attributed to common stockholders — basic and diluted	$ (0.67)	$ (0.69)

Weighted-average shares of common stock outstanding used in computing net loss per share—basic and diluted	33,276,980	14,820,222

Complete Genomics, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2011	December 31, 2010

Assets
Current assets
Cash and cash equivalents	$ 77,074	$ 68,918
Investments	6,000	--
Accounts receivable, net	6,488	4,943
Inventory	4,121	3,980
Prepaid expenses	1,141	1,101
Other current assets	341	78

Total current assets	95,165	79,020
Property and equipment, net	33,592	23,843
Other assets	1,446	297

Total assets	$ 130,203	$ 103,160

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 5,363	$ 3,066
Accrued liabilities	5,400	3,102
Notes payable, current	7,099	5,780
Deferred revenue	10,026	5,739

Total current liabilities	27,888	17,687
Notes payable, net of current	16,162	7,521
Deferred rent, net of current	3,539	4,316

Total liabilities	47,589	29,524

Stockholders' Equity
Preferred stock	--	--
Common stock	33	26
Additional paid-in capital	293,777	212,458
Retained deficit	(211,196)	(138,848)

Total stockholders' equity	82,614	73,636
Total liabilities and stockholders' equity	$ 130,203	$ 103,160
CONTACT: Complete Genomics, Inc.
         Scott Sandler
         Investor Relations
         (650) 943-2788
         ssandler@completegenomics.com